Exhibit 99.1
VECTOR GROUP REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
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     MIAMI, FL, MAY 10, 2007 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the first quarter ended March 31, 2007.
     First quarter 2007 revenues were $133.9 million, compared to revenues of $117.7 million for the first quarter of 2006. The Company recorded operating income of $25.7 million for the 2007 first quarter, compared to operating income of $20.2 million for the first quarter of 2006. Net income for the 2007 first quarter was $23.1 million, or $0.37 per diluted share, compared to $10.0 million, or $0.17 per diluted share, for the 2006 first quarter. The 2007 results included an approximate $19.6 million pre-tax gain related to the Company’s previously announced NASA settlement.
     For the three months ended March 31, 2007, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $132.8 million, compared to $115.7 million for the three months ended March 31, 2006. Operating income was $35.5 million for the first quarter of 2007, compared to $30.4 million for the first quarter of 2006.
Conference Call To Discuss First Quarter 2007 Results
     As previously announced, the Company will host a conference call and webcast on Friday, May 11, 2007 at 11:00 A.M. (EDT) to discuss first quarter 2007 results. Investors can access the call by dialing 800-859-8150 and entering 85066940 as the conference ID number. The call will also be available via live webcast at www.vcall.com.
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     A replay of the call will also be available shortly after the call ends on May 11, 2007 through May 25, 2007. To access the replay, dial 877-656-8905 and enter 17421089 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006
Revenues*	$133,892	$117,704

Expenses:
Cost of goods sold*	84,685	73,341
Operating, selling, administrative and general expenses	23,487	24,136

Operating income	25,720	20,227

Other income (expenses):
Interest and dividend income	1,856	1,781
Interest expense	(9,134)	(8,277)
Change in fair value of derivatives embedded within convertible debt	27	1,224
Loss on the sale of investments, net	—	(30)
Provision for loss on investments	(1,158)	—
Equity income from non-consolidated real estate businesses	2,410	3,735
Income from lawsuit settlement	20,000	—
Other, net	(5)	46

Income before provision for income taxes	39,716	18,706
Income tax expense	16,589	8,693

Net income	$23,127	$10,013

Per basic common share:

Net income applicable to common shares	$0.38	$0.18

Per diluted common share:

Net income applicable to common shares	$0.37	$0.17

Cash distributions declared per share	$0.40	$0.38

*	Revenues and Cost of goods sold include excise taxes of $44,485 and $40,118 for the three months ended March 31, 2007 and 2006, respectively.